Exhibit 10(d)

SYSTEM EXECUTIVE RETIREMENT PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Certificate of Amendment

Amendment No. 4

THIS INSTRUMENT, executed this 25th day of July, 2013, and effective July 25, 2013, constitutes the Fourth Amendment of the System Executive Retirement Plan of Entergy Corporation and Subsidiaries (As Amended and Restated effective January 1, 2009) (the “Plan”).

All capitalized terms used in this document shall have the meanings assigned to them in the Plan unless otherwise herein defined.

Pursuant to Section 9.01 of the Plan and in accordance with the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of July 25, 2013, the Plan is hereby amended as follows:

Appendix C is added at the end of this Plan to read as follows:

APPENDIX C - 2013 EWC AND HCM INITIATIVES
PURSUANT TO THE ENTERGY SYSTEM SEVERANCE PAY PLANS

ARTICLE C-I – INTRODUCTION

C-1.1
Plan Terms.  Except as otherwise expressly provided or as the context may clearly require, the definitions of all terms used herein shall be the same as provided in Article I of the Plan.  Where the context requires, the definition of any term set forth in the Plan shall apply with equal force and effect for purposes of interpreting and administering this Appendix.

C-1.2
Severance Program.  The term “Severance Program” shall mean an Involuntary Severance Program certified in connection with the 2013 EWC and HCM Initiatives pursuant to the Entergy System Severance Pay Plan No. 537 or Entergy System Severance Pay Plan for Officers and Directors (ML 1-5) (Plan No. 538).

C-1.3
Nature of Appendix.  This Appendix C is intended to supplement and be a part of the Plan.  The Plan as amended by this Appendix C is intended to continue to meet the requirements of Code Sections 409A and regulations thereunder.

C-1.4	Coverage of Appendix C. This Appendix C shall apply only to those Participants who satisfy the eligibility requirements set forth in Article C-II of this Appendix C.

ARTICLE C-II - ELIGIBLITY REQUIREMENTS

C-2.1	Eligibility Requirements. A Participant, who is eligible to participate in this Appendix C (“Eligible Appendix C Participant”), must satisfy all of the following requirements:

(a)
On the Participant’s Universal Separation Date (as defined in the Severance Program) the Participant must have either (i) attained age fifty-three (53) and been credited with eight (8) or more Years of Service, or (ii) attained age sixty-three (63);

(b)	The Participant’s Separation from Service Date is not more than six (6) months from the Participant’s Universal Separation Date (as defined in the Severance Program);

(c)
On the Participant’s Separation from Service Date the Participant has not either (i) attained age fifty-five (55) and been credited with ten (10) or more Years of Service, or (ii) attained age sixty-five (65); and

(d)	The Participant’s Separation from Service must result from termination from System Company employment pursuant to the Severance Program.

ARTICLE C-III - ADDITIONAL SERVICE AND
EARLY RETIREMENT REDUCTION FACTORS

C-3.1           Additional Service.

(a)	An Eligible Appendix C Participant who on his Separation from Service Date has not attained age fifty-five (55) shall be imputed with the greater of the following:

(1)
the number of Years of Service (including fractional periods) not to exceed two (2) Years of Service which would be required for the Eligible Appendix C Participant to have credited ten (10) Years of Service as of his Separation from Service Date; and

(2)
the number of Years of Service (including fractional periods) not to exceed two (2) Years of Service for the period between the Eligible Appendix C Participant’s age as of his Separation from Service Date and the date the Eligible Appendix C Participant will attain age fifty-five (55).

(b)
An Eligible Appendix C Participant who on his Separation from Service Date has attained age fifty-five (55), has not been credited with ten (10) or more Years of Service and has not attained age sixty-three (63) shall be imputed with the number of Years of Service (including fractional periods) not to exceed two (2) Years of Service such that the Eligible Appendix C Participant shall have credited ten (10) Years of Service as of his Separation from Service Date.

(c)	An Eligible Appendix C Participant who on his Separation from Service Date has attained age sixty-three (63) shall be imputed with the lesser of the following:

(1)
the number of Years of Service (including fractional periods) not to exceed two (2) Years of Service which would be required for the Eligible Appendix C Participant to have credited ten (10) Years of Service as of his Separation from Service Date; and

(2)
the number of Years of Service (including fractional periods) not to exceed two (2) Years of Service for the period between the Eligible Appendix C Participant’s age as of his Separation from Service Date and the date the Eligible Appendix C Participant will attain age sixty-five (65).

(d)
Notwithstanding Subsections C-3.1(a), C-3.1(b) or C-3.1(c) to the contrary, in no event shall an Eligible Appendix C Participant who is an inactive Participant as defined in Section 2.07 as of the date immediately preceding his Universal Separation Date (as defined in the Severance Program) be imputed with any additional Years of Service pursuant to this Section C-3.1.

C-3.2	Early Retirement Reduction Factors.

(a)
For purposes of computing Present Value in Subsection 1.29(b) for an Eligible Appendix C Participant, the phrase “(and reflecting the Separation Reduction Factor on such date)” shall be replaced with the phrase “(and reflecting the Early Retirement Reduction Factor, if applicable, on such date).”

(b)
For purposes of computing the Separation from Service Benefit in Section 2.04 for an Eligible Appendix C Participant, the phrase “Separation Reduction Factor” shall be replaced with the phrase “Early Retirement Reduction Factor.”

(c)
Notwithstanding any provision in this Plan to the contrary, an Eligible Appendix C Participant’s Benefit Base shall be reduced using the Early Retirement Reduction Factor for each month the Eligible Appendix C Participant’s Income Payment Date next following his Separation from Service Date precedes the Eligible Appendix C Participant’s Income Payment Date next following his Normal Retirement Date.  Such reduction shall be made using the Early Retirement Reduction Factor even if such Eligible Appendix C Participant has not attained age fifty-five (55) as of his Income Payment Date.

ARTICLE C-IV - EFFECT ON AMOUNT OF BENEFITS

C-4.1
Imputed Service Included in Offset. To the extent additional Years of Service are imputed pursuant to Article C-III, such imputed Years of Service (including fractional periods) shall also be taken into account as additional benefit service in determining the amount of any monthly benefit the Eligible Appendix C Participant is entitled to receive under any qualified defined benefit pension plan, trust, or other arrangement sponsored by any System Company pursuant to Section 201(b).  Taking into account imputed service in determining the offset shall not in any manner impact the amount the Eligible Appendix C Participant is entitled to receive under any qualified defined benefit pension plan, trust, or other arrangement sponsored by any System Company.

IN WITNESS WHEREOF, the Personnel Committee has caused this Fourth Amendment to the System Executive Retirement Plan of Entergy Corporation and Subsidiaries (As Amended and Restated Effective January 1, 2009) to be executed by its duly authorized representative on the day, month, and year above set forth, and effective July 25. 2013.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
through the undersigned duly authorized representative

/s/ E. Renae Conley
E. RENAE CONLEY
Executive Vice-President
Human Resources and Administration